711 Koehler Avenue, Suite 2 – Ronkonkoma, NY 11779 (631) 981-9700 - www.lakeland.com

Exhibit 99.1

FOR IMMEDIATE RELEASE

Lakeland Industries FY 2005 Net Income Increases 37.9%

RONKONKOMA, NY – April 15, 2005 -- Lakeland Industries, Inc. (NASDAQ: LAKE), today announced that net income increased 37.9% to $5.0 million for fiscal 2005 ended January 31, 2005, compared to $3.6 million for the previous fiscal year 2004. Lakeland profits also increased 75.4% from 2001 to 2002, 32.2% from 2002 to 2003 and 39.7% from 2003 to 2004. Lakeland is a leading manufacturer of industrial protective clothing for industry, municipalities, and healthcare and to first responders on the federal, state and local levels.

Net sales increased $5.6 million, or 6.2%, to $95.3 million for the January 31, 2005 year ended from $89.7 million for the year ending January 31, 2004. Gross Profit increased $2.4 million, or 13.5%, to $20.4 million for the year ended January 31, 2005 from $18 million for the year ended January 31, 2004. Gross profit as a percent of net sales increased to 21.4% for the year ended January 31, 2005 from 20% for the year ended January 31, 2004.

Operating profit increased 32% to $7.7 million for the 2005 fiscal year, compared to $5.8 million for the 2004 fiscal year. Operating margins increased to 8% for the 2005 fiscal year compared to 6.5% for the 2004 fiscal year. Lakeland’s operating margins are at the highest levels in the Company’s history, which were 5.6% in fiscal 2003, and 4.7% in fiscal 2002.

During the second quarter ended July 31, 2004, the Company issued approximately 1.3 million new shares to the public that helped solidify its balance sheet. This issuance of shares had a negative impact on the Company’s earnings per share because the weighted average shares outstanding increased 24% for the 2005 fiscal year, compared to the 2004 fiscal year. Earnings were $1.23 per basic and diluted share for the 2005 fiscal year, compared to $1.11 per basic and diluted share for the 2004 fiscal year.

Net income increased $1.4 million or 37.9%, to $5.0 million for the year ended January 31, 2005 from $3.6 million for the 2004 fiscal year.

On January 31, 2005, the Company’s balance sheet included total assets of $60.3 million, cash and marketable securities of $9.2 million, working capital of $51.0 million, no bank debt and stockholders’ equity of $54.5 million or $11.94 per share of book value.

“Fiscal 2006 will be a challenging year,” stated Christopher J. Ryan, President and CEO of Lakeland Industries. “Thus, it is our current expectation that it will be difficult to improve upon FY05 earnings per share for three reasons. Firstly, as of April 2005 Tyvek® garment prices have not risen as fast as raw material prices have. Secondly, we will be absorbing an inordinate amount of professional fees and new accounting salaries in order to comply with the minute dictates of Sarbanes Oxley which we expect will cost us approximately $700,000 in additional expense plus $100,000 capital expenditures. Finally, there is a greater number of shares outstanding resulting from the secondary offering of 1,280,750 additional shares in the summer of 2004 and the 456,089 additional shares to be outstanding as a result of the stock dividend to be declared April 30, 2005. These additional shares and expenses will be counterbalanced somewhat by savings resulting from the movement of current USA production to our Chinese and Mexican plants, but in and of itself this production move will not be enough to offset additional new material expenses and Sarbanes Oxley expenses.”

Mr. Ryan added, “However, we do believe fiscal 07, ending on January 31, 2007, will be a rewarding year as garment prices should climb, Sarbanes expenses should be reduced and new streams of accretive earnings should come on as the result of acquisitions hopefully made this coming year.”

Lakeland will host a conference call at 5:00 PM (EST) to discuss the Company’s year end results. The call will be hosted by Christopher J. Ryan, Lakeland’s President and CEO. Investors can listen to the call by dialing (877) 502-9272 (Domestic) or (913) 981-5581 (International) and giving the Operator Pass Code 4699420. For a replay of this call, dial (888) 203-1112 (Domestic) or (719) 457-0820 (International) and give the Pass Code of 4699420.

About Lakeland Industries, Inc.:
Lakeland is among one of the leading companies designing and manufacturing protective garments for industry, municipalities, and the burgeoning homeland security field. Lakeland Industries’ products have established and maintained their global reputation for overall quality. Indeed, our products have long been recognized as the field’s gold standard for quality – that essential, expected and deserved constituent of any protective wear.

For more information concerning Lakeland, please visit us at: www.lakeland.com

Contact:
Lakeland Industries      Chris Ryan, (631) 981-9700, chrisr@lakeland-ind.com
                                         Gary Pokrassa, (631) 981-9700, garyp@lakeland-ind.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Forward-looking statements involve risks, uncertainties and assumptions as described from time to time in Press Releases and 8-K(s), registration statements, annual reports and other periodic reports and filings filed with the Securities and Exchange Commission or made by management. All statements, other than statements of historical facts, which address Lakeland’s expectations of sources or uses for capital or which express the Company’s expectation for the future with respect to financial performance or operating strategies can be identified as forward-looking statements. As a result, there can be no assurance that Lakeland’s future results will not be materially different from those described herein as “believed,” “projected”, “planned”, “intended”, “anticipated,” “estimated”or “expected,” which words reflect the current view of the Company with respect to future events. We caution readers that these forward-looking statements speak only as of the date hereof. The Company hereby expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events conditions or circumstances on which such statement is based.

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Year Ended January 31,
	2005	2004

Net sales	$95,320	$89,717

Cost of goods sold	74,924	71,741

Gross profit	20,396	17,976

Operating expenses	12,742	12,187

Operating profit	7,654	5,789

Other income, net	117	43

Interest expense	(208)	(535)

Income before minority interest	7,563	5,297

Minority interest in net income of
variable interest entities	494	—

Income before income taxes	7,069	5,297

Provision for income taxes	2,053	1,659

Net income	$5,016	$3,638

Net income per common share*:
Basic	$1.23	$1.11

Diluted	$1.23	$1.11

Weighted average common
shares outstanding*:
Basic	4,065,170	3,268,551

Diluted	4,069,949	3,275,501

* Not adjusted for the 10% stock dividend to shareholders of record on April 30, 2005

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	January 31, 2005	January 31, 2004
ASSETS

Current assets:
Cash and cash equivalents	$9,185	$2,445
Accounts receivable, net	13,117	12,570
Inventories	30,906	26,266
Deferred income taxes	961	790
Other current assets	959	1,214

Total current assets	55,128	43,285

Property and equipment, net	5,014	3,921
Other assets	171	98

	$60,313	$47,304

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$2,710	$3,461
Current portion of long-term liabilities	—	16,785
Accrued expenses and other current liabilities	1,442	1,263

Total current liabilities	4,152	21,509

Other long-term liabilities	495	517
Deferred income taxes	86	251
Minority interest in Variable Interest Entities	1,113	—

Commitments and contingencies

Stockholders' equity
Preferred stock, $0.01 par; authorized
1,500,000 shares (none issued)
Common stock, $0.01 par; authorized
10,000,000 shares; issued and outstanding
4,560,885 and 3,237,925 shares at January
31, 2005 and at January 31, 2004, respectively	46	33
Additional paid-in capital	36,273	11,862
Retained earnings	18,148	13,132

Total stockholders' equity	54,467	25,027

	$60,313	$47,304